Exhibit 4.1

DESCRIPTION OF SECURITIES

General

The following description summarizes important terms of the classes of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our articles of incorporation and our bylaws which have been filed as exhibits to our annual report.

Our authorized capital stock consists of 200,000,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of Preferred Stock, par value $0.01 per share.

As of December 31, 2020, there were 12,401,580 shares of Common Stock, 1,890,000 shares of Series A Preferred Stock and 641,254 shares of Series B Preferred Stock issued and outstanding. No other shares of our capital stock were issued and outstanding as of such date.

Common Stock

Holders of our Common Stock are entitled to one vote for each share on all matters voted upon by our stockholders, including the election of directors, and do not have cumulative voting rights. Subject to the rights of holders of any then outstanding shares of our Preferred Stock, our Common Stockholders are entitled to any dividends that may be declared by our board. Holders of our Common Stock are entitled to share ratably in our net assets upon our dissolution or liquidation after payment or provision for all liabilities and any preferential liquidation rights of our Preferred Stock then outstanding. Holders of our Common Stock have no preemptive rights to purchase shares of our stock. The shares of our Common Stock are not subject to any redemption provisions. The rights, preferences and privileges of holders of our Common Stock will be subject to those of the holders of any shares of our Preferred Stock that we may issue in the future.

Preferred Stock

Our articles of incorporation further authorize the board of directors to issue, from time to time, without stockholder approval, up to 10,000,000 shares of Preferred Stock. Our board may, from time to time, authorize the issuance of one or more classes or series of Preferred Stock without stockholder approval. Subject to the provisions of our articles of incorporation and limitations prescribed by law, our board is authorized to adopt resolutions to issue shares, establish the number of shares, change the number of shares constituting any series, and provide or change the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions on shares of our Preferred Stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by our stockholders.

One of the effects of undesignated Preferred Stock may be to enable our board to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise. The issuance of Preferred Stock may adversely affect the rights of our common stockholders by, among other things: restricting dividends on the Common Stock; diluting the voting power of the Common Stock; impairing the liquidation rights of the Common Stock; or delaying or preventing a change in control without further action by the stockholders.

Series A Preferred Stock

On May 8, 2019, we filed a certificate of designation with the Nevada Secretary of State to establish our Series A Preferred Stock. We designated a total of 4,000,000 shares of Preferred Stock as “Series A Cumulative Convertible Preferred Stock.” Our Series A Preferred Stock has the following voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions:

Ranking. The Series A Preferred Stock ranks, as to dividend rights and rights upon our liquidation, dissolution, or winding up, senior to our Common Stock and pari passu with our Series B Preferred Stock. The terms of the Series A Preferred Stock will not limit our ability to (i) incur indebtedness or (ii) issue additional equity securities that are equal or junior in rank to the shares of our Series A Preferred Stock as to distribution rights and rights upon our liquidation, dissolution or winding up.

Dividend Rate and Payment Dates. Dividends on our Series A Preferred Stock are cumulative and payable monthly in arrears to all holders of record on the applicable record date. Holders of our Series A Preferred Stock will be entitled to receive cumulative dividends in the amount of $0.017 per share each month, which is equivalent to the rate of 8% of the $2.50 liquidation preference per share. Dividends on shares of our Series A Preferred Stock will continue to accrue even if any of our agreements prohibit the current payment of dividends or we do not have earnings.

Liquidation Preference. The liquidation preference for each share of our Series A Preferred Stock is $2.50. Upon a liquidation, dissolution or winding up of our company, holders of shares of our Series A Preferred Stock will be entitled to receive, before any payment or distribution is made to the holders of our Common Stock and on a pari passu basis with holders of our Series B Preferred Stock, the liquidation preference with respect to their shares plus an amount equal to any accrued but unpaid dividends (whether or not declared) to, but not including, the date of payment with respect to such shares.

Stockholder Optional Conversion. Each share of Series A Preferred Stock is convertible, at any time and from time to time, at the option of the holder thereof and without the payment of additional consideration, into that number of shares of Common Stock determined by dividing the liquidation preference of such share by the conversion price then in effect. The conversion price is initially equal $2.50, subject to adjustment as set forth in the certificate of designation. In addition, if at any time the trading price of our Common Stock is greater than the liquidation preference of $2.50, we may deliver a written notice to all holders to cause each holder to convert all or part of such holders Series A Preferred Stock.

Company Call and Stockholder Put Options. Commencing on the fifth anniversary of the initial issuance of shares of our Series A Preferred Stock and continuing indefinitely thereafter, we shall have a right to call for redemption the outstanding shares of our Series A Preferred Stock at a call price equal to $3.75, or 150% of the original issue price of our Series A Preferred Stock, and correspondingly, each holder of shares of our Series A Preferred Stock shall have a right to put the shares of Series A Preferred Stock held by such holder back to us at a put price equal to $3.75, or 150% of the original issue purchase price of such shares.

Further Issuances. We will not be required to redeem shares of our Series A Preferred Stock at any time except as otherwise described above under the caption “Company Call and Stockholder Put Options.” Accordingly, the shares of our Series A Preferred Stock will remain outstanding indefinitely, unless we decide, at our option, to exercise our call right, the holder of the Series A Preferred Stock exercises his put right or the holder of shares of Series A Preferred Stock converts such stock into Common Stock in accordance with the terms of the Series A Preferred Stock. The shares of Series A Preferred Stock are not subject to any sinking fund.

Voting Rights. We may not authorize or issue any class or series of equity securities ranking senior to the Series A Preferred Stock as to dividends or distributions upon liquidation (including securities convertible into or exchangeable for any such senior securities) or amend our articles of incorporation (whether by merger, consolidation, or otherwise) to materially and adversely change the terms of the Series A Preferred Stock without the affirmative vote of at least two-thirds of the votes entitled to be cast on such matter by holders of our outstanding shares of Series A Preferred Stock, voting together as a class. Otherwise, holders of the shares of our Series A Preferred Stock do not have any voting rights.

Series B Preferred Stock

On December 2, 2019, we filed a certificate of designation with the Nevada Secretary of State to establish our Series B Preferred Stock. We designated a total of 1,000,000 shares of Preferred Stock as “Series B Cumulative Redeemable Preferred Stock.” Our Series B Preferred Stock has the following voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions:

Ranking. The Series B Preferred Stock ranks, as to dividend rights and rights upon our liquidation, dissolution, or winding up, senior to our Common Stock and pari passu with our Series A Preferred Stock. The terms of the Series B Preferred Stock do not limit our ability to (i) incur indebtedness or (ii) issue additional equity securities that are equal or junior in rank to the shares of our Series B Preferred Stock as to distribution rights and rights upon our liquidation, dissolution or winding up.

Dividend Rate and Payment Dates. Dividends on the Series B Preferred Stock are cumulative and payable monthly in arrears to all holders of record on the applicable record date. Holders of our Series B Preferred Stock are entitled to receive cumulative dividends in the amount of $0.067 per share each month, which is equivalent to the annual rate of 8% of the $10.00 liquidation preference per share; provided that upon an event of default (generally defined as our failure to pay dividends when due or to redeem shares when requested by a holder), such amount shall be increased to $0.083 per month, which is equivalent to the annual rate of 10% of the $10.00 liquidation preference per share. Dividends on shares of our Series B Preferred Stock will continue to accrue even if any of our agreements prohibit the current payment of dividends or we do not have earnings.

Liquidation Preference. The liquidation preference for each share of our Series B Preferred Stock is $10.00. Upon a liquidation, dissolution or winding up of our company, holders of shares of our Series B Preferred Stock will be entitled to receive, before any payment or distribution is made to the holders of our Common Stock and on a pari passu basis with holders of our Series A Preferred Stock, the liquidation preference with respect to their shares plus an amount equal to any accrued but unpaid dividends (whether or not declared) to, but not including, the date of payment with respect to such shares.

Company Call and Stockholder Put Options. Commencing on November 29, 2024 (the fifth anniversary of the initial closing of this offering) and continuing indefinitely thereafter, we shall have a right to call for redemption the outstanding shares of our Series B Preferred Stock at a call price equal to $15.00, or 150% of the original issue price of our Series B Preferred Stock, and correspondingly, each holder of shares of our Series B Preferred Stock shall have a right to put the shares of Series B Preferred Stock held by such holder back to us at a put price equal to $15.00, or 150% of the original issue purchase price of such shares.

Further Issuances. We will not be required to redeem shares of our Series B Preferred Stock at any time except as otherwise described above under the caption “Company Call and Stockholder Put Options.” Accordingly, the shares of our Series B Preferred Stock will remain outstanding indefinitely, unless we decide, at our option, to exercise our call right, the holder of the Series B Preferred Stock exercises his put right. The shares of Series B Preferred Stock will not be subject to any sinking fund.

Voting Rights. We may not authorize or issue any class or series of equity securities ranking senior to the Series B Preferred Stock as to dividends or distributions upon liquidation (including securities convertible into or exchangeable for any such senior securities) or amend our articles of incorporation (whether by merger, consolidation, or otherwise) to materially and adversely change the terms of the Series B Preferred Stock without the affirmative vote of at least two-thirds of the votes entitled to be cast on such matter by holders of our outstanding shares of Series B Preferred Stock, voting together as a class. Otherwise, holders of the shares of our Series B Preferred Stock will not have any voting rights.

No Conversion Right. The Series B Preferred Stock are not convertible into shares of our Common Stock.

Anti-takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; or after the expiration of the three-year period, unless:

●	the transaction is approved by the board of directors or a majority of the voting power held by disinterested stockholders, or

●	if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (c) 10% or more of the earning power or net income of the corporation. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 10% or more of a corporation’s voting stock.

These provisions could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer stockholders the opportunity to sell their stock at a price above the prevailing market price.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the Nevada Revised Statutes, which apply only to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada, prohibit an acquiror, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquiror obtains approval of the target corporation’s disinterested stockholders. These provisions specify three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Once an acquiror crosses one of the above thresholds, those shares in an offer or acquisition, and acquired within 90 days thereof, become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

Anti-takeover Effects of Articles of Incorporation and Bylaws

Our articles of incorporation and bylaws also contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of our company or changing our board of directors and management.

As noted above, our articles of incorporation authorize our board to issue up to 10,000,000 shares of Preferred Stock without further stockholder approval. The Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors without further action by the stockholders. These terms may include preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any Preferred Stock could diminish the rights of holders of Common Stock, and therefore could reduce the value of such Common Stock. In addition, specific rights granted to future holders of Preferred Stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of the board to issue Preferred Stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our Common Stock.

In addition, according to our articles of incorporation and bylaws neither the holders of Common Stock nor the holders of Preferred Stock have cumulative voting rights in the election of directors. The lack of cumulative voting makes it more difficult for other stockholders to replace the board of directors or for a third party to obtain control of our company by replacing the board of directors. The bylaws also contain a limitation as to who may call special meetings as well as require advance notice of stockholder matters to be brought at a meeting. Additionally, our bylaws also provide that no director may be removed by less than a two-thirds vote of the issued and outstanding shares entitled to vote on the removal.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is First American Stock Transfer, Inc. with an address at 4747 North 7th Street Suite 170, Phoenix AZ 85014. Their phone number is (602) 485-1346.

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